Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2010, with respect to the consolidated financial statements of Abraxis BioScience, Inc. included in the Celgene Corporation Current Report on Form 8-K and incorporated by reference to the Registration Statement on Form S-3 and related Prospectus of Celgene Corporation for the registration of Senior Debt Securities.

/s/ Ernst & Young LLP
Ernst & Young LLP

Los Angeles, California
September 30, 2010